DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C16914-2003
Document Number:
20060770844-58

Date Filed:
11/29/2006 6:12:56 AM
In the office of

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Klegg Electronics, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Klegg Electronics, Inc. will make the following designation regarding its 520,000,000 shares: 500,000,000 shares are Common Stock and 20,000,000 shares are Class A Preferred Stock. The Class A Preferred Stock will have a conversion ratio of 10:1, Common Stock will carry voting rights of 100:1.

3. Effective date of filing (optional): 6/3/05 (must not be later than 90 days after the certificate is filed)

4. Officer Signature:

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.